Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Jakob Jakobsen
Senior Director, Investor Relations & Corp Communications	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	310-309-1003
mgraham@sequenom.com	jjakobsen@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2012 AND

ANNOUNCES 90,000 ANNUALIZED RUN RATE FOR MATERNIT21™ PLUS TESTS

Forty-Six Million Lives Now Under Coverage For Sequenom CMM MaterniT21™ PLUS Test

SAN DIEGO, Calif. – November 8, 2012 – Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported revenue of $22.9 million for the third quarter of 2012, an increase of 25% from revenue of $18.3 million in the second quarter of 2012 and a 68% increase compared to revenue of $13.6 million for the third quarter of 2011. Revenues from the Sequenom Center for Molecular Medicine (Sequenom CMM) diagnostic testing services operating segment grew to $12.5 million in the third quarter of 2012, while revenues from the genetic analysis operating segment were $10.4 million in the third quarter of 2012.

Also during the third quarter of 2012, Sequenom CMM established a number of new agreements with networks and insurance providers, increasing the number of lives covered with in-network access to the MaterniT21 PLUS laboratory developed test (LDT) from 26 million to 46 million.

“The results from this quarter illustrate the impact of the Company’s strategic approach, as we have focused on maintaining our leadership position within our markets,” said Harry Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “Overall, the last year has been an exciting time as Sequenom CMM introduced the MaterniT21 PLUS LDT and dramatically scaled up operations to support the overwhelming response from the obstetrics and maternal-fetal medicine physician community. We are pleased that Sequenom CMM has reached a 90,000 annualized test volume run rate for the MaterniT21 PLUS test. We will also continue to seek new molecular diagnostic growth opportunities as we move into 2013.”

Diagnostic services revenue is primarily recognized when cash is received, while costs are recognized in the current period upon completion of the services. The costs associated with increasing test volumes resulted in decreased gross margins as the Company has not yet recognized revenue related to the increased number of laboratory tests performed, which have been billed but not yet collected.

Gross margin in the third quarter of 2012 was 26% of revenues as compared to a gross margin of 60% in the same period one year ago, a difference primarily attributable to current cash accounting for diagnostics revenue and higher test volumes, a result of the growing market adoption of the Sequenom CMM MaterniT21 PLUS LDT. Gross margin is expected to continue to fluctuate quarterly due to changes in sales volumes and the timing of cash receipts until the Company converts to accrual accounting for diagnostic services revenue, which is expected to occur after sufficient reimbursement history has been established.

Total operating expenses for the third quarter of 2012 were $35.7 million, as compared to total expenses of $26.4 million for the third quarter of 2011. This change primarily reflects a 49% increase in selling and marketing expense resulting from higher labor costs associated with additional headcount to increase market penetration and support the continued expansion of the diagnostic services market, including sales force expansion during the third quarter.

General and administrative expenses increased in the third quarter of 2012 to $10.1 million as compared to $5.5 million in the same period one year ago. The increase was due primarily to higher legal costs associated with patent litigation, and higher labor costs associated with additional headcount to support operations. Total stock-based compensation expense was $3.1 million for the third quarter of 2012, flat as compared to the third quarter of 2011.

Net loss for the third quarter of 2012 grew to $30.2 million, or $0.26 per share, resulting from an increase in costs associated primarily with the growth in testing volume of the MaterniT21 PLUS LDT. This compares to a net loss of $18.4 million, or $0.19 per share for the same period in 2011.

“We are pleased with the continuing ramp up of our diagnostic services revenue, driven primarily by the rapid adoption of Sequenom CMM MaterniT21 PLUS LDT. Importantly, we are seeing greater recognition from the payors and networks as 46 million Americans now have network access to the test,” said Paul V. Maier, Sequenom’s CFO. “Additionally, to support our continued growth, we strengthened our balance sheet significantly with the completion of our $130 million convertible note financing transaction in September of 2012.”

Year-To-Date Results

For the first nine months of 2012, the Company reported revenue of $56.0 million, an increase of 39% from revenue of $40.4 million for the first nine months of 2011. Revenues in the first nine months of 2012 from the Sequenom CMM diagnostics services operating segment grew to $25.4 million, while revenues from the genetic analysis operating segment were $30.6 million in the first nine months of 2012.

Gross margin for the first nine months of 2012 was 31% of revenue as compared to gross margin of 63% for the first nine months of 2011. Total operating expenses for the first nine months of 2012 were $100.6 million, as compared to total expenses of $77.8 million for the first nine months of 2011.

Net loss for the first nine months of 2012 was $84.3 million, or $0.74 per share, as compared to net loss of $52.0 million, or $0.52 per share for the same period in 2011, reflecting an increase in costs associated primarily with the growth in sales volume of the MaterniT21 PLUS LDT.

As of September 30, 2012, total cash, cash equivalents, and marketable securities were $193.4 million. In the third quarter of 2012, the Company completed a private offering of $130.0 million convertible, unsecured, senior notes with the intent to use the net proceeds to fund continued commercialization of the MaterniT21 PLUS LDT, as well as for other general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general administrative expenses.

Net cash used in operating activities was $63.7 million for the first nine months of 2012, while purchases of capital equipment and leasehold improvement for the same period totaled $14.2 million, funded partially through utilization of the Company’s credit facility. As of September 30, 2012, the Company had borrowed $20.0 million under the credit facility.

Operational Updates

Sequenom CMM accessioned approximately 26,000 total test samples in the third quarter of 2012, including nearly 18,000 MaterniT21 PLUS test samples. Sequenom CMM celebrated the one-year anniversary of the commercial availability of the MaterniT21 PLUS LDT with a total of approximately 37,000 samples accessioned since the launch in the fall of 2011. At the close of October 2012, the annualized run rate of MaterniT21 PLUS samples accessioned was more than 90,000 test samples, an average of more than 1,700 samples weekly. Sequenom CMM now expects to significantly exceed its previously announced internal goal of 50,000 MaterniT21 PLUS tests billed for 2012.

Additionally, The Blue Cross and Blue Shield Association Medical Advisory Panel announced completion of their technology assessment, concluding nucleic acid sequencing-based testing of maternal plasma for fetal trisomy 21 with confirmatory testing of positive results in both high-risk women and average-risk women being screened for fetal trisomy 21 meets the Blue Cross and Blue Shield Association Technology Evaluation Center (TEC) criteria.

The California Technology Assessment Forum (CTAF) also completed an independent evaluation of the cell-free fetal DNA technology used in the Sequenom CMM MaterniT21 PLUS LDT. The CTAF recommended that the use of cell free fetal DNA as a prenatal advanced screening test for fetal aneuploidy for Trisomy 21 and Trisomy 18 in high risk women meets all five of the CTAF criteria for safety and efficacy and improvement in health outcomes. Blue Shield of California Foundation (BSCF) spearheads the CTAF, which was established to assess new and emerging medical technology.

On November 2, 2012 the U.S. Patent & Trademark Office issued a Notice of Allowance for a U.S. patent covering novel methods for the use of massively parallel sequencing to detect fetal aneuploidies, such as

Trisomy 21. Sequenom has licensed the exclusive rights to the invention, which was made by Drs. Dennis Lo, Rossa Chiu and Alan Chan of the Chinese University of Hong Kong (“CUHK”). The Notice of Allowance was issued in connection with U.S. patent application no. 12/178,181.

“The allowed patent claims are an important component of Sequenom’s prenatal patent strategy and the protection of its business and we look forward to their issuance,” continued Harry Hixson, Jr. “When issued, this new patent will be a significant addition to Sequenom’s intellectual property portfolio.”

The Company also established additional international distribution agreements to expand access to the MaterniT21 PLUS testing service outside the United States. Current agreements now include Japan, Hong Kong, the Czech Republic, Slovakia, the Netherlands and Israel.

In response to sustained growth in commercial interest for the MaterniT21 PLUS testing service, Sequenom CMM increased its sequencing-based test capacity in the third quarter, from 100,000 to more than 200,000 test samples per year. Sequenom CMM has also rapidly expanded access to the testing services for eligible patients, from 20 metropolitan areas at launch to all 50 states, with a significantly augmented sales force of 75 representatives, up from 20 at launch in the fall of 2011.

As of the end of the third quarter, the testing service run rate had reached more than 10 percent of the high risk U.S. market of 750,000 women. Approximately 30 percent of the maternal fetal medical specialists in the United States have ordered the MaterniT21 PLUS test in their practices.

Conference Call Information

A conference call will take place today, November 8, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) hosted by Chairman and CEO Harry F. Hixson, Jr., Ph.D., and other members of senior management. To access the live teleconference call, dial 800-860-2442 in the U.S., 866-605-3852 in Canada (both are toll free), and 412-858-4600 for other international callers. Please specify to the operator that you would like to join the “Sequenom Third Quarter 2012 Earnings Conference Call.” If you are unable to listen to the live webcast, a teleconference replay will be available through Friday, November 23, 2012. Interested parties can access the rebroadcast by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10016291.

The conference call webcast is accessible through the “Investors” section of the Sequenom website at http://ir.sequenom.com. An online replay will be available following the initial broadcast until Friday, November 23, 2012.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The Company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) is a CAP accredited and CLIA-certified molecular diagnostics reference laboratory with facilities in San Diego, CA and Grand Rapids, MI. Sequenom CMM is dedicated to the development and commercialization of laboratory developed tests for prenatal and retinal conditions and diseases. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used as tools by clinicians in managing patient care. Testing services are available only upon request to physicians. Sequenom CMM works closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Sequenom CMM scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.scmmlab.com for more information on laboratory testing services.

SEQUENOM®, Sequenom CMM®, MaterniT21™ and MaterniT21™ PLUS are trademarks of Sequenom. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding Sequenom’s full-year MaterniT21 PLUS test volume goal of 50,000 tests billed for 2012, and expectations of significantly exceeding this goal, plans to seek new molecular diagnostic growth opportunities, expected continued quarterly fluctuations in gross margin, efforts to increase market penetration of diagnostic services, plans for continued growth, including international distribution agreements, strategies to expand the reach of Sequenom CMM’s testing services, annualized sample accession run rates for the MaterniT21 PLUS LDT, growing commercial interest and demand for Sequenom CMM’s testing services and Sequenom CMM’s efforts to further expand its prenatal sales force during the second half of 2012, Sequenom’s commitment to improving healthcare through revolutionary genetic analysis solutions, Sequenom CMM’s dedication to the development and commercialization of laboratory developed tests, and changing the landscape in genetic diagnostics, and Sequenom’s expectations with respect to the issuance of patents. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Sequenom’s ability to develop and commercialize new technologies and products and to scale up its operations to meet increased product demand, particularly for new technologies and products such as Sequenom CMM’s prenatal and other diagnostics testing services, Sequenom’s ability to manage its existing cash resources or raise additional cash resources, customer demand for and Sequenom’s ability to obtain payor reimbursement and payment collection and the timing thereof, for Sequenom CMM’s diagnostic test services including the MaterniT21 PLUS LDT, Sequenom’s ability to convert to accrual accounting for its diagnostic test services including the MaterniT21 PLUS LDT, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, ongoing litigation, including patent litigation asserting infringement by our products or challenging the validity of our patents, and other risks detailed from time to time in Sequenom, Inc.’s most recent Quarterly

Report on Securities and Exchange Commission Form 10-Q and Annual Report on Securities and Exchange Commission Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom, Inc. undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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[Financial tables follow]

SEQUENOM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Genetic analysis product sales and services	$10,352	$11,362	$30,633	$34,929
Diagnostic services	12,501	2,219	25,392	5,494

Total revenues	22,853	13,581	56,025	40,423

Costs and expenses:
Cost of genetic analysis product sales and services	3,010	3,501	8,581	10,274
Cost of diagnostics services	13,836	1,958	30,114	4,714

Total cost of revenues	16,846	5,459	38,695	14,988

Gross Margin	6,007	8,122	17,330	25,435

Selling and marketing	12,358	8,276	33,418	22,014
Research and development	13,243	12,643	39,776	40,420
General and administrative	10,126	5,461	27,425	15,337

Total operating expenses	35,727	26,380	100,619	77,771

Loss from operations	(29,720)	(18,258)	(83,289)	(52,336)
Other (expense) income, net	(486)	(24)	(970)	409

Loss before income taxes	(30,206)	(18,282)	(84,259)	(51,927)
Income tax expense	(20)	(90)	(42)	(53)

Net loss	(30,226)	(18,372)	(84,301)	(51,980)

Net loss per share, basic and diluted	$(0.26)	$(0.19)	$(0.74)	$(0.52)

Comprehensive loss	$(30,071)	$(18,612)	$(84,304)	$(51,781)

Weighted-average shares outstanding, basic and diluted	114,712	99,220	113,263	99,082

SEQUENOM, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2012	2011
Assets:
Cash, cash equivalents, marketable securities	$193,388	$84,216
Restricted cash	162	66
Accounts receivable, net	8,095	6,972
Inventories	11,966	8,729
Other current assets and prepaid expenses	4,102	3,533

Total current assets	217,713	103,516
Equipment and leasehold improvements, net	29,298	19,629
Other assets	17,177	12,402

Total assets	$264,188	$135,547

Liabilities and Stockholders’ Equity:
Accounts payable	$13,971	$8,435
Accrued expenses and other current liabilities	18,750	16,530
Deferred revenue	1,942	2,137
Notes payable, current portion	7,568	1,902

Total current liabilities	42,231	29,004
Long-term liabilities	146,370	15,155
Stockholders’ equity	75,587	91,388

Total liabilities and stockholders’ equity	$264,188	$135,547

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